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                          [Credity Suisse Letterhead]

                                 July 14, 1997

Board of Directors
Katz Media Group, Inc.
125 West 55th Street
New York, NY 10019

Dear Sirs:

     You have asked Credit Suisse First Boston Corporation ("CSFB", "we", or "us") to advise you with respect to the fairness to the stockholders of Katz Media Group, Inc. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of July 13, 1997 (the "Merger Agreement"), among the Company, Evergreen Media Corporation (the "Acquiror") and a wholly owned subsidiary of the Acquiror (the "Sub"). The Merger Agreement provides that the Sub will make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of the Company's common stock, par value $.01 per share, for $11.00 per share net to the seller in cash and for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $.01 per share (other than certain shares to be cancelled pursuant to the Merger Agreement and shares held by stockholders who exercise their dissenter's rights), of the Company will be converted into the right to receive $11.00 in cash.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

     We have also considered certain financial and stock market data of the Company, and we have compared these data with similar data for other publicly held companies in businesses similar to the Company, and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     In the past, we have performed certain investment banking services for the Acquiror and have received customary fees for such services.
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                           [Credit Suisse Letterhead]

     In the ordinary course of our business, CSFB and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

                                            Very truly yours,

                                            CREDIT SUISSE FIRST BOSTON
                                              CORPORATION

                                            By:         /s/ HARRY CROSBY
                                                        Harry Crosby
                                                      Managing Director